UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Furniture Brands International, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

On April 18, 2008, the Company began mailing the following letter to its stockholders.

April 18, 2008

Dear Fellow Stockholder:

You are likely aware of a letter Sun Capital Partners sent to our board of directors yesterday. We’d like to share with you our response to their latest attempt to veil their true intent.

We believe that it is not in the best interest of all shareholders to allow Sun Capital’s designees to gain access to our proprietary business information that could be of benefit to our direct competitors. Sun Capital’s intent of acquiring Furniture Brands at a price between $13 and $15 per share is well known. Sun Capital is now repositioning their intent by using the tactic of obtaining board seats. Their latest letter suggests they are interested in sharing their “experience and expertise” as a means to help our management team run Furniture Brands more effectively. We have offered to discuss business strategies with Sun Capital representatives in the past, subject to protections against misuses of such information, and the lines of communication on this topic have always been open.

Other than stating their belief that our strategic plan could be executed more quickly as a private company, Sun Capital’s representatives have never suggested that they have a strategic plan that is superior to the one management is now executing successfully. To date, they have not offered an actionable idea or suggestion on how we might improve our business. Our announcement yesterday of preliminary financial results for the first quarter of 2008 underscores the fact that our plan is showing results and is on a timetable that is delivering value to all stockholders today.

We are also troubled by Sun Capital’s dismissal of the obvious conflict of interest the presence of their designees on the board could create. To elect a slate of board members whose presence would necessitate the formation of special committees when discussing critical proposals is not, in our view, consistent with sound corporate governance and maximizing shareholder value. Furthermore, we have asked to meet their proposed “independent” board nominees to evaluate their relevant experience and to determine their true level of independence, but that request was denied.

Sun Capital’s actions have been expensive and distracting for your company. We knew that at the outset, and we have consistently attempted to reach accommodation on their positions. These attempts have been rejected.

We have offered Sun Capital the opportunity to add a single, independent board member, which would provide Sun Capital with representation proportionate to its investment. That offer was accompanied by a requirement that Sun Capital refrain from publicly disparaging Furniture Brands and not repeat this costly, distracting proxy contest before Furniture Brands’ 2009 annual meeting of stockholders. At no time would Sun Capital be precluded from making a bona-fide proposal to acquire Furniture Brands. That offer was also denied. We believe Sun Capital clearly seeks critical mass on our board in order to advance its self-serving agenda.

Furniture Brands is committed to adding world-class directors to our board, and we welcome input from all stockholders in our search for new directors who meet the company’s strategic needs – target board candidates are current or recent CEO’s of branded consumer products companies with exposure to significant international supply chains programs. Prior to Sun Capital’s initiation of a proxy contest, Furniture Brands had engaged a world-class executive search firm to assist in this process, which is well underway.

Our board has been and remains open to a constructive resolution of Sun Capital’s concerns. We have been consistent in our intent, we have been transparent in our discussions, and we have been firm in our duty to all stockholders. We trust that our fellow stockholders will continue to support our management team as we continue to execute a solid strategic plan that is building value for you.

WE URGE YOU TO REJECT SUN CAPITAL’S AGENDA

Do not return any proxy card sent by SCSF Equities, LLC, even as a protest vote. We believe their goal is to install directors serving the interests of Sun Capital and that their interests are not consistent with maximizing the value of Furniture Brands for all of our stockholders. Your Board and management team are confident about the improving prospects for Furniture Brands, and have actively and aggressively considered pursuing all paths for delivering maximum value to ALL of our stockholders. We urge you to reject the director candidates and agenda of Sun Capital and the funds it controls.

YOUR VOTE IS IMPORTANT – WE URGE YOU TO SUPPORT FURNITURE BRANDS’ PROXY

Whether or not you plan to attend our annual meeting in St. Louis on May 1, we ask you to vote the WHITE proxy card “FOR” your Board. DO NOT VOTE THE GOLD CARD.

IMPORTANT!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.
•	Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Gold proxy card sent to you by Sun.
•

Even if you have sent a Gold proxy card to Sun, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.

•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today.
•

If your shares are held in the name of a brokerage firm or bank nominee, please sign, date and mail the enclosed WHITE proxy card in the postage paid envelope to give your broker or bank specific instructions on how to vote your shares. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO., LLC AT (800) 607-0088

On behalf of the Board of Directors,

W.G. (Mickey) Holliman	Ralph P. Scozzafava
Chairman of the Board	Vice Chairman of the Board and Chief Executive Officer

Important Additional Information

In connection with the 2008 Annual Meeting of Stockholders, the Company has filed a proxy statement regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission and has mailed the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents (when available) relating to the 2008 Annual Meeting can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from the Company at the Company’s website at www.furniturebrands.com under the “Investor Info” tab, or upon written request to Furniture Brands International, Inc., 101 South Hanley Road, Suite 1900, St. Louis, MO 63105, Attention: Corporate Secretary. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, Morrow & Co., by telephone toll free at 800-607-0088.

The Company and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting.

Information regarding the interests of the directors, director nominees and executive officers of the Company in the solicitation is more specifically set forth in the definitive proxy statement that was filed by the Company with the SEC and which is available free of charge from the SEC and the Company, as indicated above.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales in excess of $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,'' “believe,'' “positioned,'' “estimate,'' “project,'' “target,'' “continue,'' “intend,'' “expect,'' “future,'' “anticipates,'' and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.